Contact: James R. Love
         Executive Vice President and
         Chief Financial Officer
         (201) 703-3400

                MEDICAL MANAGER ANNOUNCES SECOND QUARTER RESULTS

         ELMWOOD PARK, NEW JERSEY, January 31, 1999 - Medical Manager Corporation (NASDAQ: MMGR) announced today financial results for the quarter ended December 31, 1999. Revenues for the period were $79,932,000, as compared to $65,056,000 in the prior year, an increase of 23%. Net income for the period was $17,445,000 or $0.43 per share compared with $2,833,000 or $0.08 per share in the prior year. Excluding the impact of certain non-recurring items discussed below, net income for the quarter was $798,000 or $0.02 per share, as compared to $5,777,000 or $0.16 per share in the prior year. The decrease in net income and income per share reflects the increased investment in the development of CareInsite's business. Non-recurring items for the current period include a net pre-tax gain on the sale of investments of $24,887,000 and a pre-tax charge related to certain litigation of $450,000. Non-recurring items for the prior year period include a pre-tax write-off of capitalized software of $2,381,000 and pre-tax charges related to certain litigation of $2,366,000.

         Revenues at Medical Manager Health Systems for the quarter were $48,425,000, an increase of 15% over prior year. EBITDA increased 30% to $9,744,000, as compared to $7,496,000 in the prior year. During the quarter, Medical Manager announced the signing of an agreement to acquire Physician Computer Network (PCN), a leading provider of physician practice management systems with an installed base of approximately 55,000 physicians. This acquisition, which is expected to close in the spring of 2000, is subject to the confirmation of the Plan of Reorganization filed by PCN with the U.S. Bankruptcy Court and certain other customary conditions to closing. With the acquisition of PCN, Medical Manager's installed base increases to 185,000 physicians in 33,000 sites. Medical Manager and PCN also extended their previously announced exclusive arrangement to offer CareInsite's web-based physician portal services and clinical e-commerce transactions to PCN's entire client base. John Kang, Co-CEO of Medical Manager said, "We are working closely with PCN in anticipation of closing the acquisition this spring. We have completed our initial acquisitions of key strategic independent PCN dealerships and are in various stages of discussions with other key PCN dealerships to continue to strengthen our premier network of company-owned and independent dealers." He continued, "Operationally, upgrading users to Version 9 and increasing penetration of our network services offering continues to have a strong impact on our results. In addition, we have received a tremendous interest in our newest products, OmniChart and OmniDocs and we are expecting a broad roll-out of Intergy in the latter part of calendar 2000."

         In following its strategy of adding additional products and services which leverage Medical Manager's strong installed base, the Company acquired Mednetrix, Inc. in January 2000, a leading provider of custom web sites for physicians. Mednetrix, which is located in Boca Raton, Florida, designs, produces and hosts content-rich websites for physician practices. Mednetrix's unique website development tools will be offered to physician practices across the United States. Mr. Kang said, "Mednetrix's impressive technology and approach to building physician web sites reinforces our philosophy of providing feature-rich products to the health care community which enhance a physician's ability to practice medicine. Physician sites developed with Mednetrix tools are differentiated in that they provide an Internet presence, branding, and e-commerce opportunity for the medical practice. Physicians can provide education materials, as well as communicate and participate in e-commerce directly with their patients."

         Revenues at CareInsite for the quarter were $1,501,000. There were no revenues in the prior year period. EBITDA was $(12,642,000) as compared to $(3,980,000) in the prior year. During the quarter, CareInsite also recognized a gain resulting from the sale of investments of $25,511,000. CareInsite continued to strengthen its presence in the New York metropolitan area with the expansion of its existing relationships with Empire Blue Cross and Blue Shield, Group Health Incorporated, HIP Health Plans and Greater New York Hospital Association. These leading healthcare organizations, who already participate in CareInsite's physician services network, will be the initial participants in CareInsite's consumer health services network. As previously announced, CareInsite also acquired in January the remaining 80% equity interest in The Health Information Network Connection (THINC) that it did not already own.

         Commenting on the second quarter results, Marvin P. Rich, CEO of CareInsite, said, "We are excited to expand our relationships with the New York area's leading payers. These payers, and their 7 million members, will benefit from CareInsite's comprehensive suite of physician and member services. As of the end of December, CareInsite was processing transactions for more than 3,500 physicians in the New York/New Jersey area. The integration of CareInsite's services with the practice management systems of Medical Manager and others is proceeding as planned and our physician portal will be launched shortly. As a result of these initiatives and our expanded relationships with the New York area's leading payers, we expect to continue to grow both the number of physicians and the breadth of services offered."

         Revenues at Porex Corporation, the Company's plastic and filtration technologies subsidiary, for the quarter were $30,006,000, an increase of 30% over prior year. EBITDA increased 16% to $9,474,000, as compared to $8,144,000 in the prior year. "During the quarter, Porex acquired important new separations technology," said Kim Davis, President and CEO of Porex. He continued, "This new technology adds substantial breadth and depth to the products and technology of the company's Porous Products Group. Porex continues to focus on new business opportunities through the acquisition of new technologies and the expansion of current and new markets."

         Martin J. Wygod, Chairman of Medical Manager, said, "These results mark another quarter of significant accomplishments across all three of our businesses. We continue to pursue strategic transactions in each business line that will enhance our product and service offerings and create long-term value for shareholders. I am particularly pleased with the pipeline of transactions and the negotiations taking place at CareInsite. Numerous regional and national payers, as well as strategic partners, have endorsed our product and service offerings and we expect to jointly announce the completion of definitive agreements related to these discussions in the near future."

         The Company currently has approximately $440,000,000 in cash and marketable securities to be used for general corporate purposes, as well as acquisitions and other strategic transactions. This amount includes approximately $116,000,000 in cash and marketable securities at CareInsite.

         Medical Manager Corporation is publicly traded on NASDAQ and operates three lines of business. Medical Manager Health Systems is a leading provider of physician practice management systems. Porex Corporation is a leader in the development, manufacturing and distribution of porous and solid plastic products. CareInsite, Inc. provides innovative healthcare network and e-commerce services that leverage Internet technology to enable the confidential exchange of clinical, administrative and financial information among physicians and their patients, and affiliated health plans, providers and suppliers. CareInsite is a 69% owned subsidiary of Medical Manager Corporation.

A report of Medical Manager's financial results for the quarter ended December 31, 1999 is as follows:


                                            MEDICAL MANAGER CORPORATION
                                           SUMMARY FINANCIAL INFORMATION

                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   Three Months Ended                Six Months Ended
                                                                     December 31,                       December 31,
                                                             1999(a)           1998(b)            1999(c)           1998(d)
                                                          --------------    ---------------    --------------     ------------
Net revenues:
     Medical Manager Health Systems                             $48,425            $41,941           $96,482          $82,446
     Porex                                                       30,006             23,115            59,655           43,661
     CareInsite                                                   1,501                  -             3,158                -
                                                          --------------    ---------------    --------------     ------------
                                                                 79,932             65,056           159,295          126,107

Income/(loss) before interest, taxes, depreciation and amortization (EBITDA):

     Medical Manager Health Systems                               9,744              7,496            19,037           15,210
     Porex                                                        9,474              8,144            18,909           14,727
     CareInsite, before minority interest                       (12,642)            (3,980)          (19,707)          (5,630)
     Corporate and other                                         (1,925)            (1,479)           (3,656)          (2,820)
                                                          --------------    ---------------    --------------     ------------
                                                                  4,651             10,181            14,583           21,487

Depreciation and amortization                                    (5,970)            (3,370)          (11,365)          (6,526)
Interest income, net                                              4,182              2,896             8,879            5,869
Gain on sale of investments, net                                 24,887                  -            24,887                -
Merger and other expenses                                          (450)            (4,747)          (19,091)          (4,747)
Minority interest in CareInsite                                 (3,814)                  -           (1,787)                -
                                                          --------------    ---------------    --------------     ------------

Income before provision for income taxes                         23,486              4,960            16,106           16,083

Provision for income taxes                                        6,041              2,127             8,895            6,576
                                                          --------------    ---------------    --------------     ------------

Net income                                                      $17,445             $2,833             7,211            9,507
                                                          ==============    ===============    ==============     ============

Income per share - basic                                          $0.50              $0.09             $0.21            $0.29
Income per share - diluted (e)                                    $0.43              $0.08             $0.18            $0.27

Weighted average shares outstanding - basic                      35,159             32,761            35,096           32,594
Weighted average shares outstanding - diluted                    38,677             35,257            38,724           35,223


(a) Includes pre-tax charge related to certain litigation with Merck & Co., Inc. of $450 and a net gain on the sale of investments of $24,887. Excluding these items, net income would have been $798 or $0.02 per share (basic and diluted).

(b) Includes pre-tax charges related to the write-off of capitalized software of $2,381 and charges related to certain litigation of $2,366. Excluding these expenses, net income would have been $5,777 or $0.18 (basic) and $0.16 (diluted).

(c) Includes pre-tax charge related to certain litigation with Merck & Co., Inc. of $1,100 and charges related to the acquisition of Medical Manager Health Systems of $17,991 and a net gain on the sale of investments of $24,887. Excluding these items, net income would have been $5,667 or $0.16 per share (basic) and $0.15 (diluted).

(d) Includes pre-tax charges related to the write-off of capitalized software of $2,381 and charges related to certain litigation of $2,366. Excluding these expenses, net income would have been $12,451 or $0.38 (basic) and $0.35 (diluted).

(e) In calculating fully diluted earnings per share for the three and six months ended December 31, 1999, net income has been adjusted to reflect the impact of common stock equivalents of our majority-owned subsidiary, CareInsite.

         This press release contains certain forward looking statements relating to the Company's future operations, dealings with customers and partners and potential customers and partners, development and deployment of its products and services, and external transactions. These statements are based on the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be different from those described or implied by such forward looking statements. The risks and uncertainties of the Company's businesses include, but are not limited to, product demand and market acceptance risks, the feasibility of developing and deploying commercially profitable products and services, the effect of economic conditions, user acceptance, the impact of competitive products or services, and pricing, product development, commercialization and technological difficulties, risks associated with the integration and management of acquired businesses, and other risks detailed in the Company's Securities and Exchange Commission filings. Further information about these matters can be found in the Company's Securities and Exchange Commission filings. The Company expressly disclaims any intent or obligation to update these forward looking statements.